Exhibit 4.2

[Face of Note]

CUSIP
ISIN

9½% Senior Secured Notes due 2016

No.	$

EURAMAX INTERNATIONAL, INC.

promises to pay to Cede & Co. or registered assigns,

the principal sum of                                                                                                                      DOLLARS, [, as revised by the Schedule of Exchanges of Interest in the Global Note attached hereto,] on April 1, 2016.

Interest Payment Dates:  April 1 and October 1

Record Dates:  March 15 and September 15

EURAMAX INTERNATIONAL, INC.

By:
Name:
Title:

This is one of the Notes referred to
in the within-mentioned Indenture:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
  as Trustee

By:
Authorized Signatory

Dated:                                , 20

H-1

[Back of Note]

9½% Senior Secured Notes due 2016

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)           INTEREST.  Euramax International, Inc., a Delaware corporation (the “Issuer”) promises to pay or cause to be paid interest on the principal amount of this Note at 9.50% per annum from March 18, 2011 until maturity and shall pay the Additional Interest, if any, payable pursuant to the Registration Rights Agreement referred to below.  The Issuer will pay interest and Additional Interest, if any, semi-annually in arrears on April 1 and October 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”).  Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be October 1, 2011.  The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate then in effect to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest, if any, (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful.  Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2)           METHOD OF PAYMENT.  The Issuer will pay interest on the Notes (except defaulted interest) and Additional Interest, if any, to the Persons who are registered Holders of Notes at the close of business on the March 15 or September 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest.  The Notes will be payable as to principal, premium, interest and Additional Interest, if any, at the office or agency of the Paying Agent and Registrar within the City and State of New York, or, at the option of the Issuer, payment of interest and Additional Interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium on, if any, interest and Additional Interest, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuer or the Paying Agent.  Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3)           PAYING AGENT AND REGISTRAR.  Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar.  The Issuer may change the Paying Agent or Registrar without prior notice to the Holders of the Notes.  The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar.

(4)           INDENTURE.  The Issuer issued the Notes under an Indenture dated as of March 18, 2011 (the “Indenture”) among the Issuer, the Guarantors and the Trustee.  The terms of the Notes include those stated in the Indenture and, when the Indenture is qualified under the TIA, those made part of the Indenture by reference to the TIA.  The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.  The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5)           OPTIONAL REDEMPTION.

(a)           At any time prior to April 1, 2013, the Issuer may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture (together with any Additional Notes), upon not less than 15 nor more than 60 days’ notice, at a redemption price of 109.50% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest (if any) thereon, to the applicable redemption date, with all or a portion of the net cash proceeds of one or more Qualified Equity Offerings; provided that:

(A)          at least 55% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuer and its Subsidiaries); and

(B)           the redemption must occur within 90 days of the date of the closing of such Qualified Equity Offering.

(b)           At any time prior to April 1, 2013, the Issuer may, on any one or more occasions, redeem all or a part of the Notes, upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest (if any) thereon to, the date of redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

(c)           At any time and from time to time, but not more than once in any twelve-month period, prior to April 1, 2013, the Issuer may redeem, in aggregate, the greater of (i) $37.5 million and (ii) up to 10% of the aggregate principal amount of Notes issued under this Indenture (together with any Additional Notes), upon not less than 15 nor more than 60 days’ notice, at a redemption price of 103% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

(d)           Except pursuant to the three preceding paragraphs, the Notes will not be redeemable at the Issuer’s option prior to April 1, 2013.

(e)           On or after April 1, 2013, the Issuer may redeem all or a part of the Notes upon not less than 15 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, thereon, to the applicable redemption date, if redeemed during the 12-month period beginning on April 1 of the years indicated below, subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2013	107.125%
2014	104.750%
2015 and thereafter	100.000%

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(6)           MANDATORY REDEMPTION.  The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7)           REPURCHASE AT THE OPTION OF HOLDER.

(a)           If there is a Change of Control, the Issuer will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”).  Within 30 days following any Change of Control (or prior to the Change of Control if a definitive agreement is in place for the Change of Control), the Issuer will send a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b)           If the Issuer or a Restricted Subsidiary of the Issuer consummates any Asset Sales, within 10 Business Days of each date on which the aggregate amount of Excess Proceeds exceeds $25.0 million, the Issuer will make an Asset Sale Offer to all Holders of Notes and all holders of other Notes Priority Debt containing provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets in accordance with the Indenture to purchase the maximum principal amount of Notes and such other Notes Priority Debt that may be purchased out of the Excess Proceeds.  The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash.  If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture.  If the aggregate principal amount of Notes and other Notes Priority Debt tendered in such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such other Notes Priority Debt to be purchased on a pro rata basis, based on the amounts tendered.  Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.  The Issuer may satisfy the foregoing obligation with respect to any Net Proceeds prior to the expiration of the relevant 365 day period (as such period may be extended in accordance with the Indenture) or with respect to Excess Proceeds of $25.0 million or less Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Issuer prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

(8)           NOTICE OF REDEMPTION.  At least 15 days but not more than 60 days before a redemption date, the Issuer will send electronically, mail, or cause to be mailed, by first class mail, or provide in accordance with the procedures of the Depositary a notice of redemption to each

Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 8 or 12 thereof.  Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased.  Redemptions may be subject to one or more conditions.

(9)           DENOMINATIONS, TRANSFER, EXCHANGE.  The Notes are in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, the Issuer need not exchange or register the transfer of any Notes for a period of 30 days before the mailing of a notice of redemption of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date or tendered and not withdrawn in connection with a Change of Control Offer or an Asset Sale Offer.

(10)         SECURITY.  The Notes will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Security Documents.  The Collateral Trustee holds the Collateral in trust for the benefit of the Trustee and the Holders of the Notes pursuant to the Security Documents.  Each Holder, by accepting this Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Trustee and/or the Collateral Trustee, as applicable, to enter into the Security Documents, and to perform their respective obligations and exercise their respective rights thereunder in accordance therewith.

(11)         PERSONS DEEMED OWNERS.  The registered Holder of a Note will be treated as the owner of it for all purposes.  Only registered Holders have rights under the Indenture.

(12)         AMENDMENT, SUPPLEMENT AND WAIVER.  Subject to certain exceptions, the Indenture, the Notes, the Note Guarantees or the Security Documents relating to the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes, the Note Guarantees, the Security Documents relating to the Notes or the Intercreditor Agreements relating to the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class.  Without the consent of any Holder of Notes, the Indenture, the Notes, the Note Guarantees, the Security Documents relating to the Notes or the Intercreditor Agreements relating to the Notes may be amended or supplemented:  (i) to cure any ambiguity, omission, mistake, defect or inconsistency; (ii) to provide for uncertificated Notes in addition to or in place of certificated Notes; (iii) to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders of the Notes and Note Guarantees by a successor to the Issuer or such Guarantor pursuant to Article 5 or Article 10 of the Indenture; (iv) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any Holder in any material respect; (v) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA; (vi) to comply with Section 4.17 of the Indenture; (vii) to conform the text of the Indenture, the Notes, the Note Guarantees or any Security Document to any provision of the “Description of Notes” section of the Offering Memorandum, to the extent that such provision in that “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes, the Note Guarantees or any Security Document, which intent may be evidenced by an Officers’ Certificate to that effect; (viii) to evidence and provide for the acceptance of appointment by a successor Trustee, provided that the successor Trustee is otherwise qualified and eligible to act as such under the terms of the Indenture, or evidence and provide for a successor or replacement Collateral Trustee under the Security Documents; (ix) to provide for the issuance of Additional Notes and related Guarantees (and the grant of security for the benefit of the Additional Notes and related Guarantees) in accordance with the terms of the Indenture and the Intercreditor Agreements; (x) to make, complete or confirm any grant of Collateral permitted or required by the Indenture or any of the Security Documents or any release, termination or discharge of Collateral that becomes effective as set forth in the Indenture or any of the Security Documents; (xi) to grant any Lien for the benefit of the Holders of any future ABL Debt or Notes Priority Debt in accordance with the terms of the Indenture and the Intercreditor Agreements; (xii) to add additional secured parties to the extent Liens securing obligations held by such parties are permitted under the Indenture; (xiii) to mortgage, pledge, hypothecate or grant a security interest in favor of the Collateral Trustee for the benefit of the Trustee and the Holders of the Notes as additional security for the payment and performance of the Issuer’s and any Guarantor’s obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee or the Collateral Trustee in accordance with the terms of the Indenture or otherwise; (xiv) to provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of any agreement in accordance with the terms of the Indenture and the relevant Security Document; (xv) to provide for a reduction in the minimum denominations of the Notes; (xvi) to add a Guarantor or other guarantor under the Indenture or release a Guarantor in accordance with the terms of the Indenture; (xvii) to add covenants for the benefit of the Holders or surrender any right or power conferred upon the Issuer or any Guarantor; (xviii) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of the Notes, provided that compliance with the Indenture as so amended may not result in Notes being transferred in violation of the Securities Act or any applicable securities laws; (xix) to provide for the assumption by one or more successors of the obligations of any of the Guarantors under the Indenture and the Note Guarantees; (xx) to provide for the issuance of exchange notes and related guarantees in accordance with the terms of the Indenture; (xxi) to comply with the rules of any applicable securities depositary; and (xxii); to make any changes that do not affect the legal rights of the holders of notes in any material respect in order to facilitate entry into any of the Intercreditor Agreements.

(13)         DEFAULTS AND REMEDIES.  Events of Default include:  (i) default for 30 consecutive days in the payment when due of interest on, or Additional Interest with respect to, the Notes; (ii) default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the Notes; (iii) failure by the Issuer or any of its Restricted Subsidiaries to comply with the provisions of Sections 4.10, 4.14, 5.01 or 11.04(a) of the Indenture for 30 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding; (iv) failure by the Issuer or any of its

Restricted Subsidiaries for 60 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with any of the agreements in the Indenture or the Security Documents for the benefit of the Holders of the Notes other than those referred to in the foregoing clauses (i) through (iii); (v) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of the Issuer’s Significant Subsidiaries (or any group of Restricted Subsidiaries of the Issuer that together would constitute a Significant Subsidiary of the Issuer), or the payment of which is guaranteed by the Issuer or any of the Issuer’s Significant Subsidiaries (or any group of Restricted Subsidiaries of the Issuer that together would constitute a Significant Subsidiary of the Issuer), whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default (a) is caused by a Payment Default or (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in the case of each of clauses (a) and (b), the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $30.0 million or more; (vi) failure by the Issuer or any of the Issuer’s Significant Subsidiaries (or any group of Restricted Subsidiaries of the Issuer that together would constitute a Significant Subsidiary of the Issuer) to pay non-appealable final judgments aggregating in excess of $30.0 million (excluding amounts covered by insurance or bonded), which judgments are not paid, discharged or stayed for a period of more than 60 days after such judgments have become final and non-appealable and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; (vii) the occurrence of any of the following: (a) any Security Document for the benefit of Holders of the Notes is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect in any material respect, other than in accordance with the terms of the relevant Security Documents; or (b) except as permitted by the Indenture, any first priority Lien for the benefit of Holders of the Notes purported to be granted under any Security Document for the benefit of Holders of the Notes on Collateral, individually or in the aggregate, having a Fair Market Value in excess of $30.0 million ceases to be an enforceable and perfected first priority Lien in any material respect, subject only to Permitted Liens, and such condition continues for 60 days after written notice by the Trustee or the Collateral Trustee of failure to comply with such requirement; provided that it will not be an Event of Default under this clause (b) if such condition results from the gross negligence or willful misconduct of the Trustee or the Collateral Trustee; or (c) the Issuer or any Significant Subsidiary that is a Subsidiary Guarantor (or any such Subsidiary Guarantors that together would constitute a Significant Subsidiary), or any Person acting on behalf of any of them, denies or disaffirms, in writing, any material obligation of the Issuer or such Significant Subsidiary that is a Guarantor (or such Subsidiary Guarantors that together constitute a Significant Subsidiary) set forth in or arising under any Security Document for the benefit of Holders of the Notes; (viii) except as permitted by the Indenture, any Note Guarantee of a Subsidiary Guarantor that is a Significant Subsidiary of the Issuer (or any such Subsidiary Guarantors that together would constitute a Significant Subsidiary) shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect in any material respect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm in writing its obligations under its Note Guarantee if, and only if, in each such case, such Default continues for 21 days after notice of such Default shall have been given to the Trustee; and (ix) certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary of the Issuer (or any Restricted Subsidiaries of the Issuer that together would constitute a Significant Subsidiary).

(14)         TRUSTEE DEALINGS WITH ISSUER.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or their respective Affiliates, and may otherwise deal with the Issuer or their respective Affiliates, as if it were not the Trustee.

(15)         NO RECOURSE AGAINST OTHERS.  No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, or of Parent or any other direct or indirect parent of the Issuer, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture, the Note Guarantees or the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.

(16)         GUARANTEES.  The Issuer’s obligations under the Notes are fully and unconditionally guaranteed, jointly and severally, by the Guarantors.

(17)         AUTHENTICATION.  This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(18)         ABBREVIATIONS.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(19)         ADDITIONAL RIGHTS OF HOLDERS.  In addition to the rights provided to Holders of Notes under the Indenture, Holders of this Note will have all the rights set forth in the Registration Rights Agreement dated as of March 18, 2011, among the Issuer, the Guarantors and the other parties named on the signature pages thereof or, in the case of Additional Notes, Holders of this Note will have the rights set forth in one or more registration rights agreements, if any, among the Issuer, the Guarantors and the other parties thereto, relating to rights given by the Issuer and the Guarantors to the purchasers of any Additional Notes (collectively, the “Registration Rights Agreement”).

(20)         CUSIP AND ISIN NUMBERS.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(21)         GOVERNING LAW.  THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement.  Requests may be made to:

Euramax International, Inc.
5445 Triangle Parkway, Suite 350
Norcross, GA 30092
Attention:  Mitchell B. Lewis and R. Scott Vansant

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                           to transfer this Note on the books of the Issuer.  The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*              Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

☐  Section 4.10                     ☐  Section 4.14

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*              Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodian